Exhibit 99.1

RELEASE 8:00 AM – July 29, 2015

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com

HUDSON CITY BANCORP, INC. REPORTS QUARTERLY EARNINGS OF $35.7 MILLION

DECLARED QUARTERLY CASH DIVIDEND OF $0.04 PER SHARE

Paramus, New Jersey, July 29, 2015 - Hudson City Bancorp, Inc. (NASDAQ: HCBK) (the “Company”), the holding company for Hudson City Savings Bank (the “Bank”), today reported net income of $35.7 million for the quarter ended June 30, 2015 as compared to net income of $39.2 million for the quarter ended June 30, 2014. Diluted earnings per share amounted to $0.07 for the second quarter of 2015 as compared to diluted earnings per share of $0.08 for the second quarter of 2014. For the six months ended June 30, 2015, the Company reported net income of $41.5 million as compared to net income of $81.7 million for the six months ended June 30, 2014. Diluted earnings per share amounted to $0.08 for the six months ended June 30, 2015 as compared to diluted earnings per share of $0.16 for the six months ended June 30, 2014.

The Company also reported today that the Board of Directors declared a quarterly cash dividend of $0.04 per share payable on September 2, 2015 to shareholders of record on August 13, 2015.

Net income for the first six months of 2015 reflects the continued decrease in the Company’s net interest margin that is the result of our elevated level of low-yielding, short-term, liquid assets combined with our high-cost borrowings. Over the last several quarters, we have managed our balance sheet on a dual-track strategy which includes the implementation of our strategic plan initiatives and preparing for the completion of the merger with M&T Bank Corporation (the “Merger”). The operational core of the strategic plan includes the expansion of our loan and deposit product offerings over time and the diversification of our revenue sources.

The strategic plan also includes a future balance sheet restructuring transaction that would significantly increase our net interest margin and net income by extinguishing approximately $12 billion of borrowings that have a weighted average cost of 4.59%. We would extinguish these borrowings primarily with the short-term liquid assets that are currently on our balance sheet, as well as new borrowings with significantly lower rates. At June 30, 2015, short-term liquid assets, consisting of overnight funds and U.S. Treasury securities, amounted to $11.6 billion with a weighted average yield of 0.26%. While we expect that the restructuring transaction would result in a material charge to earnings, we believe that the restructuring would increase our net interest margin by as much as 185 basis points depending on the timing of the execution and the prevailing rates at that time. The delay in the execution of the balance sheet restructuring and our continuing to carry an excess liquidity position is primarily due to the delay in completing the Merger, though a variety of factors are involved in the decision regarding any such restructuring.

During 2014, we supplemented our earnings with gains on the sales of securities. This strategy was key to maintaining earnings despite a decreasing net interest margin as rates remained low and we continued to carry excess liquidity with very little appetite for reinvesting this liquidity into longer-term investments or fixed-rate residential mortgage loans. The market demand and prices provided a strong opportunity for us to sell securities but in anticipation of the closing of the Merger, which was expected to close on May 1,

2015, we suspended the sale of securities during the first quarter of 2015. The unexpected news in early April that there would be a further delay in completing the Merger came too late for us to resume the sale of securities before the end of the first quarter and, as a result, our net income for that quarter and for the six months ended June 30, 2015 were adversely affected. We resumed the sale of securities during the second quarter. To facilitate these securities sales, in the second quarter of 2015 we transferred to available for sale all securities that were held to maturity.

Financial highlights for the second quarter of 2015 are as follows:

•	The Bank’s Tier 1 leverage capital ratio was 12.14% at June 30, 2015 as compared to 11.26% at June 30, 2014. The Bank’s Tier 1 risk-based capital ratio and Common Equity Tier 1 risk-based capital ratio were 32.14% at June 30, 2015. Effective January 1, 2015, the Company also became subject to consolidated capital requirements. At June 30, 2015, the Company’s Tier 1 c capital ratio was 13.14% and the Company’s Tier 1 risk-based capital ratio and Common Equity Tier 1 risk-based capital ratio were 34.77%. The risk-based capital ratios at June 30, 2015 are based on the risk-weighting of assets calculated in accordance with the provisions of Basel III and the Dodd-Frank Act.

•	Our interest rate spread and net interest margin were 0.33% and 0.66%, respectively, for the second quarter of 2015 as compared to 1.00% and 1.29%, respectively, for the second quarter of 2014. For the linked first quarter of 2015, our interest rate spread and net interest margin were 0.53% and 0.85%, respectively.

•	Non-performing loans decreased $50.2 million to $801.8 million at June 30, 2015 as compared to $852.0 million at December 31, 2014. Early stage loan delinquencies (defined as loans that are 30 to 89 days delinquent) decreased $65.2 million to $342.4 million at June 30, 2015 from $407.6 million at December 31, 2014.

•	Net charge-offs amounted to $4.9 million for the second quarter of 2015 as compared to $10.7 million for the second quarter of 2014 and $4.8 million for the linked first quarter of 2015. The ratio of net charge-offs to average loans was 0.10% for the quarter ended June 30, 2015 as compared to 0.18% for the quarter ended June 30, 2014 and 0.09% for the quarter ended March 31, 2015.

•	Gains on the sales of mortgage-backed securities amounted to $67.1 million and $74.4 million for the quarter and six months ended June 30, 2015, respectively, as compared to $19.5 million and $35.5 million for the quarter and six months ended June 30, 2014, respectively.

•	FDIC expense decreased $5.2 million to $7.9 million for the second quarter of 2015 as compared to $13.1 million for the second quarter of 2014 and decreased $8.1 million to $18.9 million for the first six months of 2015 as compared to $27.0 million for the first six months of 2014 due to a reduction in the size of our balance sheet and a decrease in our assessment rate.

•	Federal funds sold and other overnight deposits and U.S. Treasury securities amounted to $6.60 billion and $5.00 billion, respectively, which together represent 32.7% of total assets as of June 30, 2015.

•	Total deposits decreased $1.21 billion, or 6.2%, to $18.17 billion at June 30, 2015 from $19.38 billion at December 31, 2014 due to our decision to maintain lower deposit rates. This allowed us to manage deposit levels at a time when there are limited investment opportunities with attractive yields to reinvest the funds received from payment activity on mortgage-related assets as we continue to manage our excess liquidity.

Statement of Financial Condition Summary

Total assets decreased $1.15 billion, or 3.1%, to $35.42 billion at June 30, 2015 from $36.57 billion at December 31, 2014. The decrease in total assets reflected a $1.78 billion decrease in net loans and a $1.51 billion decrease in total mortgage-backed securities, partially offset by a $1.71 billion increase in investment securities and a $417.2 million increase in cash and cash equivalents.

Total cash and cash equivalents increased $417.2 million to $6.70 billion at June 30, 2015 as compared to $6.29 billion at December 31, 2014. The high level of cash and cash equivalents is primarily due to repayments on mortgage-related assets and our limited appetite for reinvesting these funds in low-yielding longer-term assets. We have maintained lower deposit rates to allow a reduction in our deposits to help manage deposit levels at a time when there are limited investment opportunities and to prepare for a future balance sheet restructuring during 2015. We have used a portion of our excess cash inflows to fund these deposit reductions.

Net loans decreased to $19.65 billion at June 30, 2015 as compared to $21.43 billion at December 31, 2014 due primarily to a decrease in loan production. During the first six months of 2015, our loan production (originations and purchases) amounted to $416.7 million as compared to $813.4 million for the same period of 2014. Loan production was offset by principal repayments of $2.16 billion in the first six months of 2015, as compared to principal repayments of $1.72 billion for the first six months of 2014. Beginning in the fourth quarter of 2014, the Bank began to purchase commercial real estate loans and commercial real estate loan participations, which is one of the initiatives in the Company’s Strategic Plan. During the first six months of 2015, the Bank funded $57.6 million of such loan participations as compared to $86.0 million for the fourth quarter of 2014, for an aggregate of $143.6 million.

The decline in loan production during the first six months of 2015 as compared to the first six months of 2014 reflects our limited appetite for adding long-term fixed-rate residential mortgage loans to our portfolio in the current low market interest rate environment.

Total mortgage-backed securities decreased $1.51 billion to $2.73 billion at June 30, 2015 from $4.24 billion at December 31, 2014. The decrease was due primarily to securities sales of $1.21 billion and repayments of $365.8 million of mortgage-backed securities during the first six months of 2015. We sold mortgage-backed securities to take advantage of market demand and prices. The proceeds from the sales have been invested primarily in short-term liquid assets. While this further increases our levels of low-yielding liquid assets, we believe this positions our balance sheet for a future balance sheet restructuring transaction.

Total investment securities increased $1.71 billion to $5.36 billion at June 30, 2015 as compared to $3.65 billion at December 31, 2014. The increase was due primarily to purchases of $1.70 billion of U.S. Treasury securities with a remaining average life of 9 months, which are used as collateral for our outstanding borrowings.

Total liabilities decreased $1.19 billion, or 3.7%, to $30.60 billion at June 30, 2015 from $31.79 billion at December 31, 2014. The decrease in total liabilities reflected a decrease in total deposits while total borrowed funds remained unchanged.

Total shareholders’ equity increased $40.3 million to $4.82 billion at June 30, 2015 as compared to $4.78 billion at December 31, 2014. The increase was due to net income of $41.5 million and a change in accumulated other comprehensive loss of $10.2 million, partially offset by $20.0 million in cash dividends paid to common shareholders during the first six months of 2015. At June 30, 2015, our consolidated shareholders’ equity to asset ratio was 13.61% and our tangible book value per share was $9.32.

Accumulated other comprehensive loss amounted to $40.2 million at June 30, 2015 and included a $66.6 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans partially offset by a $26.4 million after-tax net unrealized gain on securities available for sale ($44.5 million pre-tax). Accumulated other comprehensive loss amounted to $50.4 million at December 31, 2014 which included a $68.7 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans partially offset by a $18.3 million after-tax net unrealized gain on securities available for sale ($30.9 million pre-tax). During the second quarter of 2015, we transferred to available for sale all of our securities that were classified as held to maturity with a carrying value of $1.22 billion and a fair value of $1.30 billion. The resulting unrealized built-in gain of $81.6 million was recorded as a component of accumulated other comprehensive loss.

Statement of Income Summary

The Federal Open Market Committee of the Board of Governors of the Federal Reserve System (the “FOMC”) noted that economic activity has expanded moderately during the second quarter of 2015. The FOMC noted that labor market conditions have improved further with job gains while the unemployment rate remained steady. A range of labor market indicators suggests that underutilization of labor resources continues to diminish. Growth in household spending has been moderate and the housing sector has shown some improvement. The national unemployment rate decreased to 5.3% in June 2015 from 5.6% in December 2014 and from 6.1% in June 2014. The FOMC decided to maintain the overnight lending target rate at zero to 0.25% during the second quarter of 2015.

The FOMC stated that it is maintaining its existing policy of reinvesting principal payments from its holdings of agency debt and agency mortgage-backed securities in agency mortgage-backed securities and of rolling over maturing Treasury securities at auction. The FOMC believes this policy of keeping holdings of longer-term securities at sizable levels should help maintain accommodative financial conditions.

Net interest income decreased to $56.6 million for the second quarter of 2015 as compared to $75.6 million for the linked first quarter of 2015 and $117.7 million for the second quarter of 2014 reflecting the overall decrease in the average balance of interest-earning assets and interest-bearing liabilities, the continued low interest rate environment and a continued increase in the average balance of short-term liquid assets, including U.S. Treasury securities and Federal funds sold and other overnight deposits. Our interest rate spread decreased to 0.33% for the second quarter of 2015 as compared to 0.53% for the linked first quarter of 2015 and 1.00% for the second quarter of 2014. Our net interest margin was 0.66% for the second quarter of 2015 as compared to 0.85% for the linked first quarter of 2015 and 1.29% for the second quarter of 2014.

Net interest income decreased $117.8 million, or 47.1%, to $132.2 million for the first six months of 2015 as compared to $250.0 million for the first six months of 2014. Our interest rate spread decreased 63 basis points to 0.44% for the six months ended June 30, 2015 as compared to 1.07% for the six months ended June 30, 2014. Our net interest margin decreased 59 basis points to 0.76% for the six months ended June 30, 2015 as compared to 1.35% for the six months ended June 30, 2014.

The decrease in our interest rate spread and net interest margin for the three and six months periods ended June 30, 2015 was primarily due to repayments of higher yielding assets due to the low interest rate environment and an increase in the average balance of short-term liquid assets, consisting of Federal funds and other overnight deposits and U.S. Treasury securities with a weighted average yield of 0.26%.

Total interest and dividend income for the second quarter of 2015 decreased $68.0 million, or 22.7%, to $231.2 million from $299.2 million for the second quarter of 2014. The decrease in total interest and dividend income was due to a $2.10 billion decrease in the average balance of total interest-earning assets during the second quarter of 2015 to $34.97 billion from $37.07 billion for the second quarter of 2014 as well as a decrease in the annualized weighted-average yield on total interest earning assets. The decrease in the average balance of total interest-earning assets for the second quarter of 2015 as compared to the second quarter of 2014 was due primarily to repayments and sales of mortgage-related assets as a result of the low interest rate environment and our decision not to reinvest in low yielding, long term assets. The annualized weighted-average yield on total interest-earning assets was 2.64% for the second quarter of 2015 as compared to 3.23% for the second quarter of 2014. The decrease in the annualized weighted-average yield of interest-earning assets was due to continued low market interest rates earned on mortgage-related assets. The decrease was also due to a $4.55 billion increase in investment securities, which substantially consist of U.S. Treasury securities, with an annualized weighted-average yield of 0.37% and an increase of $891.9 million in the average balance of Federal funds sold and other overnight deposits with an average yield of 0.26% for the quarter ended June 30, 2015.

Total interest and dividend income for the six months ended June 30, 2015 decreased $129.6 million, or 21.2%, to $482.1 million from $611.7 million for the six months ended June 30, 2014. The decrease in total interest and dividend income was primarily due to a decrease in the average balance of total interest-earning assets of $2.04 billion, or 5.5%, to $35.24 billion for the six months ended June 30, 2015 from $37.28 billion for the six months ended June 30, 2014. The decrease in total interest and dividend income was also due to a decrease of 54 basis points in the annualized weighted-average yield on total interest-earning assets to 2.74% for the six months ended June 30, 2015 from 3.28% for the six months ended June 30, 2014.

Interest on first mortgage loans decreased $45.7 million, or 18.5%, to $201.4 million for the second quarter of 2015 from $247.1 million for the second quarter of 2014. The decrease in interest on first mortgage loans was primarily due to a $3.12 billion decrease in the average balance of first mortgage loans to $19.96 billion for the second quarter of 2015 from $23.08 billion for the second quarter in 2014. The decrease in interest on first mortgage loans was also due to a 24 basis point decrease in the annualized weighted-average yield to 4.04% for the second quarter of 2015 from 4.28% for the second quarter of 2014.

For the six months ended June 30, 2015, interest on first mortgage loans decreased $81.6 million, or 16.3%, to $418.7 million from $500.3 million for the six months ended June 30, 2014. This was primarily due to a $2.89 billion decrease in the average balance of first mortgage loans to $20.42 billion for the six months ended June 30, 2015 from $23.31 billion for the six months ended June 30, 2014. The decrease in interest income on mortgage loans was also due to a 19 basis point decrease in the annualized weighted-average yield to 4.10% for the six months ended June 30, 2015 from 4.29% for the six months ended June 30, 2014.

The decrease in the average yield earned on first mortgage loans during the three and six months ended June 30, 2015 was due primarily to repayments of higher-yielding loans coupled with lower yields on new loan originations. Consequently, the average yield on our loan portfolio continued to decline during 2015.

Interest on mortgage-backed securities decreased $25.6 million to $16.1 million for the second quarter of 2015 from $41.7 million for the second quarter of 2014. This decrease was due primarily to a $4.37 billion decrease in the average balance of mortgage-backed securities to $3.28 billion for the second quarter of 2015 from $7.65 billion for the second quarter of 2014. The annualized weighted-average yield of mortgage-backed securities was 1.96% for the second quarter of 2015 as compared to 2.18% for the second quarter of 2014.

Interest on mortgage-backed securities decreased $54.2 million to $36.2 million for the six months ended June 30, 2015 from $90.4 million for the six months ended June 30, 2014. This decrease was due primarily to a $4.34 billion decrease in the average balance of mortgage-backed securities to $3.69 billion during the first six months of 2015 from $8.03 billion for the first six months of 2014. The annualized weighted-average yield of mortgage-backed securities was 1.97% for the first six months of 2015 as compared to 2.25% for the first six months of 2014.

The decrease in the average balance of mortgage-backed securities during the three and six months ended June 30, 2015 was due to sales of mortgage-backed securities and principal repayments. During 2014, we sold $3.31 billion of mortgage-backed securities to realize gains that otherwise would have decreased as repayments reduced the outstanding principal balance on these securities. During the first six months of 2015, we sold $1.21 billion of mortgage-backed securities.

Interest on investment securities increased $3.1 million to $4.6 million for the second quarter of 2015 as compared to $1.5 million for the second quarter of 2014. This increase was due primarily to a $4.55 billion increase in the average balance of investment securities to $5.09 billion for the second quarter of 2015 from $539.1 million for the second quarter of 2014.

For the six months ended June 30, 2015, interest on investment securities increased $5.7 million to $8.6 million as compared to $2.9 million for the six months ended June 30, 2014. This increase was due to a $4.05 billion increase in the average balance of investment securities to $4.50 billion for the first six months of 2015 as compared to $442.3 million for the first six months of 2014. This increase was partially offset by a decrease of 92 basis points in the annualized weighted-average yield to 0.38% for the first six months of 2015 from 1.30% for the same period in 2014.

The increase in the average balance of investment securities during the three and six months ended June 30, 2015 was due primarily to the purchase of $3.30 billion of U.S. Treasury securities in 2014 and $1.70 billion of U.S. Treasury securities during the first six months of 2015. The decrease in the annualized weighted-average yield earned on investment securities during these same periods was due to the average yield earned on the U.S. Treasury securities which was 0.28%.

Interest on Federal funds sold and other overnight deposits amounted to $3.9 million for the second quarter of 2015 as compared to $3.3 million for the second quarter of 2014. The increase in interest income on Federal funds sold and other overnight deposits was due to an increase in the average balance of Federal funds sold and other overnight deposits. The average balance of Federal funds sold and other overnight deposits amounted to $6.14 billion for the second quarter of 2015 as compared to $5.25 billion for the second quarter of 2014.

Interest on Federal funds sold and other overnight deposits amounted to $7.7 million for the six months ended June 30, 2015 as compared to $6.2 million for the six months ended June 30, 2014 due primarily to an increase in the average balance of Federal funds sold and other overnight deposits. The average balance of Federal funds sold and other overnight deposits amounted to $6.14 billion for the first six months of 2015 as compared to $4.94 billion for the same period in 2014. The yield earned on Federal funds and other overnight deposits was 0.25% for both the six months ended June 30, 2015 and 2014.

The increase in the average balance of Federal funds sold and other overnight deposits for the three and six months ended June 30, 2015 was due primarily to repayments and sales of mortgage-related assets and our low appetite for adding long-term fixed-rate mortgage loans to our portfolio in the current low interest rate environment.

Total interest expense for the quarter ended June 30, 2015 decreased $6.8 million, or 3.7%, to $174.7 million from $181.5 million for the quarter ended June 30, 2014. This decrease was primarily due to a $2.24 billion decrease in the average balance of total interest-bearing liabilities to $30.05 billion for the quarter ended June 30, 2015 from $32.29 billion for the quarter ended June 30, 2014. This was partially offset by an increase in the annualized weighted-average cost of total interest-bearing liabilities to 2.31% for the quarter ended June 30, 2015 as compared to 2.23% for the quarter ended June 30, 2014. The decrease in the average balance of total interest-bearing liabilities was due entirely to a decrease in the average balance of total deposits.

For the six months ended June 30, 2015 total interest expense decreased $11.7 million, or 3.2%, to $350.0 million from $361.7 million for the six months ended June 30, 2014. This decrease was primarily due to a $2.19 billion, or 6.7%, decrease in the average balance of total interest-bearing liabilities to $30.40 billion for the six months ended June 30, 2015 compared with $32.59 billion for the six months ended June 30, 2014. This was partially offset by an increase in the annualized weighted-average cost of total interest-bearing liabilities to 2.30% for the six months ended June 30, 2015 as compared to 2.21% for the six months ended June 30, 2014.

The increase in the average cost of interest-bearing liabilities during the three and six months ended June 30, 2015 was due to a decrease in the average balance of interest-bearing deposits, which have a lower weighted-average cost than our borrowed funds, the average balances of which remained unchanged. Interest-bearing deposits accounted for 59% and 60% of interest-bearing liabilities for the three and six months ended June 30, 2015, respectively, as compared to 62% and 63% for the same respective periods in 2014.

Interest expense on deposits decreased $6.8 million, or 16.9%, to $33.4 million for the second quarter of 2015 from $40.2 million for the second quarter of 2014. The decrease was primarily due to a $2.24 billion decrease in the average balance of interest-bearing deposits to $17.87 billion for the second quarter of 2015 from $20.11 billion for the second quarter of 2014. The decrease is also due to a decrease in the average cost of interest-bearing deposits of 5 basis points to 0.75% for the second quarter of 2015 from 0.80% for the second quarter of 2014.

For the six months ended June 30, 2015, interest expense on deposits decreased $11.9 million, or 14.7%, to $68.9 million from $80.8 million for the six months ended June 30, 2014. This decrease was due primarily to a decrease of $2.18 billion in the average balance of interest-bearing deposits to $18.23 billion during the first six months of 2015 from $20.41 billion for the first six months of 2014. The decrease is also due to a decrease in the average cost of interest-bearing deposits of 4 basis points to 0.76% for the first six months of 2015 from 0.80% for the first six months of 2014.

The decrease in the average cost of deposits for the three and six months ended June 30, 2015 reflected the low market interest rates and our decision to maintain lower deposit rates to continue our balance sheet reduction.

Interest expense on borrowed funds amounted to $141.3 million for the second quarter of 2015 as compared to $141.4 million for the second quarter of 2014. For the six months ended June 30, 2015 interest expense on borrowed funds was substantially unchanged at $281.0 million as compared to $280.9 million for the six months ended June 30, 2014. The average cost of borrowed funds was 4.59% for both the three and six months ended June 30, 2015 and 4.59% for both the three and six months ended June 30, 2014. Borrowings scheduled to mature in the next 12 months amount to $1.83 billion with an average cost of 4.94%.

There was no provision for loan losses for the both the six months ended June 30, 2015 and June 30, 2014. No provision was needed due to improving home prices and economic conditions, a continued decrease in total delinquent loans and a continued decrease in the size of the loan portfolio.

Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $801.8 million at June 30, 2015 as compared to $852.0 million at December 31, 2014, and $1.01 billion at June 30, 2014. The ratio of non-performing loans to total loans was 4.05% at June 30, 2015 as compared to 3.95% at December 31, 2014, and 4.35% at June 30, 2014. The increase in the ratio of non-performing loans to total loans at June 30, 2015 as compared to December 31, 2014 was due to the decrease in the size of our loan portfolio. The foreclosure process and the time to complete a foreclosure continue to be prolonged, especially in New York and New Jersey where approximately 71% of our non-performing loans are located. This protracted foreclosure process delays our ability to resolve non-performing loans through the sale of the underlying collateral and our ability to maximize any recoveries.

Loans delinquent 30 to 59 days amounted to $235.1 million at June 30, 2015 as compared to $278.5 million at December 31, 2014, and $274.9 million at June 30, 2014. Loans delinquent 60 to 89 days amounted to $107.3 million at June 30, 2015 as compared to $129.1 million at December 31, 2014 and $136.5 million at June 30, 2014.

The allowance for loan losses amounted to $225.6 million at June 30, 2015 as compared to $235.3 million at December 31, 2014 and $255.0 million at June 30, 2014. The allowance for loan losses as a percent of total loans and as a percent of non-performing loans was 1.14% and 28.13%, respectively, at June 30, 2015 as compared to 1.09% and 27.62%, respectively, at December 31, 2014 and 1.10% and 25.29%, respectively, at June 30, 2014.

Net charge-offs amounted to $4.9 million for the second quarter of 2015 as compared to $10.7 million for the second quarter of 2014 and $4.8 million for the linked first quarter of 2015. The ratio of net charge-offs to average loans was 0.10% for the second quarter of 2015 as compared to 0.18% for the second quarter of 2014 and 0.09% for the linked first quarter of 2015.

Total non-interest income was $68.6 million for the second quarter of 2015 as compared to $21.2 million for the second quarter of 2014. Included in non-interest income for the second quarter of 2015 were $67.1 million in gains from the sale of $988.2 million of mortgage-backed securities. Included in non-interest income for the second quarter of 2014 were $19.5 million in gains from the sale of $565.6 million of mortgage-backed securities. The remainder of non-interest income is primarily made up of service fees and charges on deposit and loan accounts.

Total non-interest income was $77.3 million for the first six months of 2015 as compared to $38.9 million for the same period in 2014. Included in non-interest income for the first six months 2015 were $74.4 million in gains from the sale of $1.21 billion of mortgage-backed securities. Included in non-interest income for the first six months 2014 were $35.5 million in gains from the sale of $984.9 million of mortgage-backed securities.

Total non-interest expense decreased $6.6 million to $66.5 million for the second quarter of 2015 as compared to $73.1 million for the second quarter of 2014. This decrease was due primarily to a $5.2 million decrease in the FDIC assessment and a $2.5 million decrease in other non-interest expense. These decreases were partially offset by a $1.8 million increase in compensation and employee benefit costs.

Compensation and employee benefit costs increased $1.8 million, or 5.6%, to $34.2 million for the second quarter of 2015 as compared to $32.4 million for the same period in 2014. The increase in compensation and employee benefit costs is primarily due to a $1.4 million increase in pension expense. At June 30, 2015, we had 1,466 full-time equivalent employees as compared to 1,514 at June 30, 2014.

For the quarter ended June 30, 2015, Federal deposit insurance expense decreased $5.2 million, or 39.7%, to $7.9 million compared to $13.1 for the same period in 2014. This decrease was due primarily to a reduction in the size of our balance sheet and a decrease in our assessment rate.

Other non-interest expense decreased $2.5 million to $15.7 million for the quarter ended June 30, 2015 as compared to $18.2 million for the second quarter of 2014. This decrease was due primarily to a $1.9 million increase in net gains on the sale of foreclosed properties.

Included in other non-interest expense were net gains of $2.5 million resulting from foreclosed real estate transactions for the second quarter of 2015 as compared to a net gain of $592,000 for the same period in 2014. We sold 61 properties during the second quarter of 2015 and had 313 properties in foreclosed real estate with a carrying value of $100.2 million, 65 of which were under contract to sell as of June 30, 2015. For the second quarter of 2014, we sold 70 properties and had 228 properties in foreclosed real estate with a carrying value of $77.8 million, 85 of which were under contract to sell as of June 30, 2014.

Total non-interest expense amounted to $141.2 million for the six months ended June 30, 2015 as compared to $152.8 million for the six months ended June 30, 2014.

Compensation and employee benefit costs increased $2.6 million, or 3.9%, to $68.6 million for the first six months of 2015 as compared to $66.0 million for the same period in 2014. The increase in compensation costs is primarily due to an increase of $3.0 million in pension plan expense. This increase was partially offset by a decrease of $455,000 in medical expenses.

For the six months ended June 30, 2015 Federal deposit insurance expense decreased $8.1 million, or 30.0%, to $18.9 million from $27.0 million for the six months ended June 30, 2014. This decrease was due primarily to a reduction in the size of our balance sheet and a decrease in our assessment rate.

For the six months ended June 30, 2015, other non-interest expense decreased $5.2 million to $35.5 million as compared to $40.7 million for the same period in 2014. This decrease was due to a $3.0 million write down in the receivable related to our claim against the Lehman Brothers, Inc. estate in the first quarter of 2014 and a $2.2 million increase in the net gain on the sale of foreclosed properties.

Included in other non-interest expense were net gains of $2.8 million resulting from foreclosed real estate transactions for the six months ended June 30, 2015 as compared to a net gain of $670,000 for the comparable period in 2014. We sold 110 properties during the first six months of 2015 as compared to 116 properties for the same period in 2014. Expenses associated with foreclosed real estate were $9.5 million and $8.4 million for the six months ended June 30, 2015 and 2014, respectively.

Our operating efficiency ratio was 52.90% for the 2015 second quarter as compared to 52.65% for the 2014 second quarter. For the six months ended June 30, 2015, our efficiency ratio was 67.02% compared with 51.85% for the corresponding 2014 period. The calculation of the operating efficiency ratio is included in a table contained in this press release. Our return on average assets was 0.40% for the 2015 second quarter as compared to 0.41% for the 2014 second quarter. Our annualized ratio of non-interest expense to average total assets for the second quarter of 2015 was 0.74% as compared to 0.77% for the second quarter of 2014. Our annualized ratio of non-interest expense to average total assets for the six months ended June 30, 2015 was 0.78% compared with 0.80% for the corresponding period of 2014.

Income tax expense amounted to $23.0 million for the second quarter of 2015 as compared to income tax expense of $26.6 million for the corresponding period in 2014. Our effective tax rate for the second quarter of 2015 was 39.26% compared with 40.41% for the second quarter of 2014. Income tax expense amounted to $26.8 million for the six months ended June 30, 2015 compared with income tax expense of $54.4 million for the six months ended June 30, 2014. Our effective tax rate for the six months ended June 30, 2015 was 39.18% compared with 39.99% for the six months ended June 30, 2014.

Hudson City Bancorp, Inc. maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 135 banking offices in the New York metropolitan and surrounding areas.

Annual Shareholders Meeting

The 2015 Annual Meeting of Shareholders will be held on Tuesday, December 15, 2015. The voting record date will be October 23, 2015.

Given the extension of the Merger Agreement through October 31, 2015 agreed to with M&T Bank Corporation, we have decided to schedule the 2015 Annual Meeting of Shareholders to be held on December 15, 2015 in order to comply with the NASDAQ corporate governance requirements. If the closing of the Merger occurs prior to December 15, 2015, the 2015 Annual Meeting of Shareholders will not be held.

Date for Submission of Shareholder Proposals

A shareholder that wishes to submit a shareholder proposal intended for inclusion in our proxy statement and proxy card relating to our 2015 Annual Meeting of Shareholders must submit the proposal to our Corporate Secretary by mail at Hudson City Bancorp, Inc., West 80 Century Road, Paramus, New Jersey 07652. Any such shareholder proposal must be received by our Corporate Secretary no later than 4:00 p.m. on August 20, 2015. A shareholder seeking to submit a shareholder proposal must be a shareholder of record and such proposal must set forth the information required by the bylaws of Hudson City Bancorp, Inc. Nothing in this paragraph shall be deemed to require Hudson City Bancorp to include in its proxy statement and proxy card for such meeting any shareholder proposal that does not meet the requirements of the Securities and Exchange Commission in effect at the time such proposal is received. Any such proposal will be subject to 17 C.F.R. § 240.14a-8 of the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Forward-Looking Statements

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City Bancorp, Inc. Such forward-looking statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” “probable,” and “future” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc. -and Hudson City Bancorp, Inc.’s strategies, plans, objectives, expectations, and intentions, including the Merger and its Strategic Plan, and other statements contained in this release that are not historical facts. Hudson City Bancorp, Inc.’s ability to predict results or the actual effect of future plans or strategies, including the Merger and the implementation of the Strategic Plan, is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City Bancorp, Inc. might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, legislative, regulatory and public policy changes, Hudson City Bancorp Inc.’s ability to successfully implement the Strategic Plan initiatives, further delays in closing the Merger and the ability of Hudson City Bancorp, Inc. or M&T Bank Corporation to obtain regulatory approvals and meet other closing conditions to the Merger. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City Bancorp, Inc.’s forward-looking statements, please refer to Hudson City Bancorp, Inc.’s filings with the Securities and Exchange Commission available at www.sec.gov. Hudson City Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	June 30,	December 31,
	2015	2014
(In thousands, except share and per share amounts)	(unaudited)
Assets:
Cash and due from banks	$102,957	$122,484
Federal funds sold and other overnight deposits	6,599,793	6,163,082

Total cash and cash equivalents	6,702,750	6,285,566
Securities available for sale:
Mortgage-backed securities	2,730,493	2,963,304
Investment securities	5,360,431	3,611,045
Securities held to maturity:
Mortgage-backed securities	—	1,272,137
Investment securities	—	39,011

Total securities	8,090,924	7,885,497
Loans	19,781,722	21,564,974
Net deferred loan costs	90,608	99,155
Allowance for loan losses	(225,573)	(235,317)

Net loans	19,646,757	21,428,812
Federal Home Loan Bank of New York stock	309,892	320,753
Foreclosed real estate, net	100,193	79,952
Accrued interest receivable	20,355	31,665
Banking premises and equipment, net	52,420	56,633
Goodwill	152,109	152,109
Other assets	342,058	328,095

Total Assets	$35,417,458	$36,569,082

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$17,470,681	$18,711,444
Noninterest-bearing	703,458	665,100

Total deposits	18,174,139	19,376,544
Repurchase agreements	6,150,000	6,150,000
Federal Home Loan Bank of New York advances	6,025,000	6,025,000

Total borrowed funds	12,175,000	12,175,000
Accrued expenses and other liabilities	246,574	236,128

Total liabilities	30,595,713	31,787,672

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 529,529,490 and 528,908,735 shares outstanding at June 30, 2015 and December 31, 2014	7,415	7,415
Additional paid-in capital	4,753,106	4,751,778
Retained earnings	1,983,067	1,961,531
Treasury stock, at cost; 211,937,065 and 212,557,820 shares at June 30, 2015 and December 31, 2014	(1,704,412)	(1,708,736)
Unallocated common stock held by the employee stock ownership plan	(177,201)	(180,204)
Accumulated other comprehensive loss, net of tax	(40,230)	(50,374)

Total shareholders’ equity	4,821,745	4,781,410

Total Liabilities and Shareholders’ Equity	$35,417,458	$36,569,082

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2015	2014	2015	2014
	(In thousands, except share data)
Interest and Dividend Income:
First mortgage loans	$201,401	$247,124	$418,689	$500,263
Consumer and other loans	1,890	2,199	3,931	4,477
Mortgage-backed securities held to maturity	—	10,128	7,602	21,339
Mortgage-backed securities available for sale	16,109	31,595	28,643	69,085
Investment securities held to maturity	—	585	585	1,170
Investment securities available for sale	4,644	920	8,015	1,714
Dividends on Federal Home Loan Bank of New York stock	3,243	3,338	6,962	7,494
Federal funds sold and other overnight deposits	3,922	3,316	7,711	6,202

Total interest and dividend income	231,209	299,205	482,138	611,744

Interest Expense:
Deposits	33,371	40,173	68,910	80,811
Borrowed funds	141,282	141,350	281,044	280,915

Total interest expense	174,653	181,523	349,954	361,726

Net interest income	56,556	117,682	132,184	250,018
Provision for Loan Losses	—	—	—	—

Net interest income after provision for loan losses	56,556	117,682	132,184	250,018

Non-Interest Income:
Service charges and other income	1,534	1,645	2,927	3,460
Gain on securities transactions, net	67,064	19,539	74,411	35,482

Total non-interest income	68,598	21,184	77,338	38,942

Non-Interest Expense:
Compensation and employee benefits	34,163	32,405	68,594	66,016
Net occupancy expense	8,679	9,433	18,230	19,144
Federal deposit insurance assessment	7,949	13,086	18,895	27,010
Other expense	15,659	18,184	35,489	40,651

Total non-interest expense	66,450	73,108	141,208	152,821

Income before income tax expense	58,704	65,758	68,314	136,139
Income Tax Expense	23,047	26,576	26,767	54,436

Net income	$35,657	$39,182	$41,547	$81,703

Basic Earnings Per Share	$0.07	$0.08	$0.08	$0.16

Diluted Earnings Per Share	$0.07	$0.08	$0.08	$0.16

Weighted Average Number of Common Shares Outstanding:
Basic	501,078,623	498,874,695	500,585,010	498,646,420
Diluted	502,348,521	499,838,263	502,111,709	499,452,014

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Three Months Ended June 30,
	2015				2014
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$19,960,416	$201,401	4.04%		$23,083,914	$247,124	4.28%
Consumer and other loans	185,327	1,890	4.08		207,456	2,199	4.24
Federal funds sold and other overnight deposits	6,144,459	3,922	0.26		5,252,541	3,316	0.25
Mortgage-backed securities at amortized cost	3,282,724	16,109	1.96		7,646,018	41,723	2.18
Federal Home Loan Bank stock	310,489	3,243	4.18		337,942	3,338	3.95
Investment securities, at amortized cost	5,089,160	4,644	0.37		539,141	1,505	1.12

Total interest-earning assets	34,972,575	231,209	2.64		37,067,012	299,205	3.23

Noninterest-earnings assets	880,597				901,004

Total Assets	$35,853,172				$37,968,016

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$1,080,922	408	0.15		1,045,799	392	0.15
Interest-bearing transaction accounts	2,079,086	1,395	0.27		2,163,365	1,558	0.29
Money market accounts	3,883,437	1,918	0.20		4,788,273	2,366	0.20
Time deposits	10,829,676	29,650	1.10		12,112,789	35,857	1.19

Total interest-bearing deposits	17,873,121	33,371	0.75		20,110,226	40,173	0.80

Repurchase agreements	6,150,000	69,055	4.44		6,150,000	69,083	4.44
Federal Home Loan Bank of New York advances	6,025,000	72,227	4.74		6,025,000	72,267	4.75

Total borrowed funds	12,175,000	141,282	4.59		12,175,000	141,350	4.59

Total interest-bearing liabilities	30,048,121	174,653	2.31		32,285,226	181,523	2.23

Noninterest-bearing liabilities:
Noninterest-bearing deposits	696,527				659,994
Other noninterest-bearing liabilities	247,903				204,034

Total noninterest-bearing liabilities	944,430				864,028

Total liabilities	30,992,551				33,149,254
Shareholders’ equity	4,860,621				4,818,762

Total Liabilities and Shareholders’ Equity	$35,853,172				$37,968,016

Net interest income/net interest rate spread (2)		$56,556	0.33			$117,682	1.00

Net interest-earning assets/net interest margin (3)	$4,924,454		0.66%		$4,781,786		1.29%

Ratio of interest-earning assets to interest-bearing liabilities			1.16	x			1.15	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Six Months Ended June 30,
	2015				2014
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$20,418,516	$418,689	4.10%		$23,309,914	$500,263	4.29%
Consumer and other loans	188,237	3,931	4.18		209,764	4,477	4.27
Federal funds sold and other overnight deposits	6,142,236	7,711	0.25		4,942,571	6,202	0.25
Mortgage-backed securities at amortized cost	3,685,292	36,245	1.97		8,034,614	90,424	2.25
Federal Home Loan Bank stock	315,592	6,962	4.41		342,496	7,494	4.38
Investment securities, at amortized cost	4,495,023	8,600	0.38		442,286	2,884	1.30

Total interest-earning assets	35,244,896	482,138	2.74		37,281,645	611,744	3.28

Noninterest-earnings assets	855,414				905,703

Total Assets	$36,100,310				$38,187,348

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	1,071,638	800	0.15		1,033,539	770	0.15
Interest-bearing transaction accounts	2,085,483	2,770	0.27		2,179,399	3,118	0.29
Money market accounts	4,042,334	3,909	0.20		4,985,144	4,839	0.20
Time deposits	11,029,153	61,431	1.12		12,212,864	72,084	1.19

Total interest-bearing deposits	18,228,608	68,910	0.76		20,410,946	80,811	0.80

Repurchase agreements	6,150,000	137,255	4.44		6,401,934	142,730	4.43
Federal Home Loan Bank of New York advances	6,025,000	143,789	4.75		5,773,066	138,185	4.76

Total borrowed funds	12,175,000	281,044	4.59		12,175,000	280,915	4.59

Total interest-bearing liabilities	30,403,608	349,954	2.30		32,585,946	361,726	2.21

Noninterest-bearing liabilities:
Noninterest-bearing deposits	612,793				591,218
Other noninterest-bearing liabilities	256,163				207,396

Total noninterest-bearing liabilities	868,956				798,614

Total liabilities	31,272,564				33,384,560
Shareholders’ equity	4,827,746				4,802,788

Total Liabilities and Shareholders’ Equity	$36,100,310				$38,187,348

Net interest income/net interest rate spread (2)		$132,184	0.44			$250,018	1.07

Net interest-earning assets/net interest margin (3)	$4,841,288		0.76%		$4,695,699		1.35%

Ratio of interest-earning assets to interest-bearing liabilities			1.16	x			1.14	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary

Calculation of Efficiency Ratio and Book Value Ratios

(Unaudited)

	At or for the Quarter Ended
	June 30, 2015	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014
	(In thousands, except share data)
Operating Efficiency Ratio:
Net interest income	$56,556	$75,628	$87,181	$104,938	$117,682
Total non-interest income	68,598	8,740	47,505	23,938	21,184

Total operating income	$125,154	$84,368	$134,686	$128,876	$138,866

Total non-interest expense	$66,450	$74,758	$70,163	$70,045	$73,108
Less:
Merger-related costs	(239)	(543)	(671)	—	—

Total non-interest operating expense (1)	$66,211	$74,215	$69,492	$70,045	$73,108

Operating Efficiency ratio (2)	52.90%	87.97%	51.60%	54.35%	52.65%
Book Value Calculations:
Shareholders’ equity	$4,821,745	$4,780,891	$4,781,410	$4,815,573	$4,812,892
Goodwill and other intangible assets	(152,224)	(152,348)	(152,471)	(152,597)	(152,724)

Tangible shareholders’ equity (1)	$4,669,521	$4,628,543	$4,628,939	$4,662,976	$4,660,168

Book Value Share Computation:
Issued	741,466,555	741,466,555	741,466,555	741,466,555	741,466,555
Treasury shares	(211,937,065)	(212,504,666)	(212,557,820)	(212,701,606)	(212,713,635)

Shares outstanding	529,529,490	528,961,889	528,908,735	528,764,949	528,752,920
Unallocated ESOP shares	(28,384,446)	(28,624,992)	(28,865,539)	(29,106,085)	(29,346,631)
Shares in trust	(22,759)	(22,759)	(433,141)	(431,384)	(429,657)

Book value shares	501,122,285	500,314,138	499,610,055	499,227,480	498,976,632

Book value per share	$9.62	$9.56	$9.57	$9.65	$9.65
Tangible book value per share	9.32	9.25	9.27	9.34	9.34

(1)	These measures are non-GAAP financial measures. We believe these measures, by excluding merger-related costs provides a better measure of our non-interest income and expenses.
(2)	Calculated by dividing total non-interest operating expense by total operating income.

Hudson City Bancorp, Inc.

Other Financial Data

(Unaudited)

Securities Portfolio at June 30, 2015:

	Amortized	Estimated	Unrealized
	Cost	Fair Value	Gain/(Loss)
	(Dollars in thousands)
Available for sale:
Mortgage-backed securities:
FHLMC	$585,227	$599,982	$14,755
FNMA	1,472,077	1,480,864	8,787
FHLMC and FNMA CMO’s	20,685	21,627	942
GNMA	611,380	628,020	16,640

Total mortgage-backed securities	2,689,369	2,730,493	41,124
Investment securities:
U.S. Treasury and agency securities	5,340,027	5,343,009	2,982
Equity securities	17,077	17,422	345

Total investment securities	5,357,104	5,360,431	3,327

Total available for sale	$8,046,473	$8,090,924	$44,451

(1)	In the second quarter of 2015, all securities classified as held-to-maturity were transferred to available-for sale.

Hudson City Bancorp, Inc.

Other Financial Data

(Unaudited)

Loan Data at June 30, 2015:

	Non-Performing Loans			Total Loans
	Loan		Percent of	Loan		Percent of
	Balance	Number	Total Loans	Balance	Number	Total Loans
	(Dollars in thousands)
First Mortgage Loans:
One- to four- family	$745,055	2,069	3.77%	$18,737,305	47,784	94.72%
FHA/VA	39,378	202	0.20%	638,835	3,397	3.23%
PMI	4,693	16	0.02%	65,525	240	0.33%
Construction	177	1	—	177	1	—
Commercial	6,058	6	0.03%	157,838	55	0.80%

Total mortgage loans	795,361	2,294	4.02%	19,599,680	51,477	99.08%
Home equity loans	4,718	51	0.02%	165,749	4,733	0.84%
Other loans	1,754	8	0.01%	16,293	1,794	0.08%

Total	$801,833	2,353	4.05%	$19,781,722	58,004	100.00%

Foreclosed real estate at June 30, 2015:

		Carrying	Number Under
	Number	Value	Contract of Sale
	(Dollars in thousands)
Foreclosed real estate	313	$100,193	65

Hudson City Bancorp, Inc. and Subsidiary

Other Financial Data

(Unaudited)

	At or for the Quarter Ended
	June 30, 2015	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014
	(Dollars in thousands, except per share data)
Net interest income	$56,556	$75,628	$87,181	$104,938	$117,682
Provision for loan losses	—	—	—	(3,500)	—
Non-interest income	68,598	8,740	47,505	23,938	21,184
Non-interest expense:
Compensation and employee benefits	34,163	34,431	30,645	32,669	32,405
Other non-interest expense	32,287	40,327	39,518	37,376	40,703

Total non-interest expense	66,450	74,758	70,163	70,045	73,108

Income before income tax expense	58,704	9,610	64,523	62,331	65,758
Income tax expense	23,047	3,720	25,387	25,205	26,576

Net income	$35,657	$5,890	$39,136	$37,126	$39,182

Total assets	$35,417,458	$36,129,290	$36,569,082	$37,161,125	$37,700,645
Loans, net	19,646,757	20,670,432	21,428,812	22,131,656	23,004,297
Mortgage-backed securities	2,730,493	3,836,349	4,235,441	6,228,575	7,297,690
Other securities	5,360,431	4,457,813	3,650,056	2,140,690	942,014
Deposits	18,174,139	18,909,021	19,376,544	19,973,147	20,513,835
Borrowings	12,175,000	12,175,000	12,175,000	12,175,000	12,175,000
Shareholders’ equity	4,821,745	4,780,891	4,781,410	4,815,573	4,812,892

Performance Data:
Return on average assets (1)	0.40%	0.06%	0.42%	0.40%	0.41%
Return on average equity (1)	2.93%	0.49%	3.24%	3.06%	3.25%
Net interest rate spread (1)	0.33%	0.53%	0.70%	0.88%	1.00%
Net interest margin (1)	0.66%	0.85%	1.01%	1.18%	1.29%
Non-interest expense to average assets (1) (4)	0.74%	0.82%	0.76%	0.75%	0.77%
Compensation and benefits to total revenue (5)	27.30%	40.81%	22.75%	25.35%	23.34%
Operating efficiency ratio (2)	52.90%	87.97%	51.60%	54.35%	52.65%
Dividend payout ratio	0.00%	400.00%	50.00%	57.14%	50.00%
Per Common Share Data:
Basic earnings per common share	$0.07	$0.01	$0.08	$0.07	$0.08
Diluted earnings per common share	$0.07	$0.01	$0.08	$0.07	$0.08
Book value per share (3)	$9.62	$9.56	$9.57	$9.65	$9.65
Tangible book value per share (3)	$9.32	$9.25	$9.27	$9.34	$9.34
Dividends per share	$0.00	$0.04	$0.04	$0.04	$0.04

Capital Ratios: (6)
Bank:
Tier 1 leverage capital	12.14%	11.83%	11.74%	11.48%	11.26%
CET 1 risk-based capital	32.14%	30.00%	N/A	N/A	N/A
Total risk-based capital	33.40%	31.25%	28.75%	27.93%	26.91%
Company:
Tier 1 leverage capital	13.14%	12.79%	N/A	N/A	N/A
CET 1 risk-based capital	34.77%	32.49%	N/A	N/A	N/A
Total risk-based capital	36.03%	33.75%	N/A	N/A	N/A

Other Data:
Full-time equivalent employees	1,466	1,498	1,507	1,515	1,514
Number of banking offices	135	135	135	135	135

Asset Quality Data:
Total non-performing loans	$801,833	$844,595	$852,013	$859,839	$1,008,253
Number of non-performing loans	2,353	2,490	2,548	2,564	3,081
Total number of loans	58,004	60,187	61,784	63,308	65,291
Total non-performing assets	$902,026	$934,424	$931,965	$938,353	$1,086,056
Non-performing loans to total loans	4.05%	4.06%	3.95%	3.86%	4.35%
Non-performing assets to total assets	2.55%	2.59%	2.55%	2.53%	2.88%
Allowance for loan losses	$225,573	$230,489	$235,317	$242,212	$255,011
Allowance for loan losses to non-performing loans	28.13%	27.29%	27.62%	28.17%	25.29%
Allowance for loan losses to total loans	1.14%	1.11%	1.09%	1.09%	1.10%
Provision for loan losses	$—	$—	$—	$(3,500)	$—
Net charge-offs	$4,916	$4,828	$6,895	$9,298	$10,722
Ratio of net charge-offs to average loans (1)	0.10%	0.09%	0.13%	0.17%	0.18%
Net gains on foreclosed real estate	$2,490	$348	$484	$2,023	$592

(1)	Ratios are annualized.
(2)	The calculation of our Operating Efficiency Ratio is located in a schedule included in this press release.
(3)	The calculations of book value per share and tangible book value per share are located in a schedule included in this press release.
(4)	Computed by dividing non-interest expense by average assets.
(5)	Computed by dividing compensation and benefits by the sum of net interest income and non-interest income.
(6)	The regulatory capital ratios presented as of June 30, 2015 represent calculations under the BASEL III guidelines, which became effective for the Company and the Bank on January 1, 2015, and the Dodd-Frank Act. The regulatory capital ratios presented for the quarters prior to March 31, 2015 were calculated under rules effective at that time. Prior to 2015, Hudson City Bancorp was not subject to regulatory capital requirements.